Exhibit 3.3

CERTIFICATE OF DESIGNATION

OF

RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

BITCOIN DEPOT INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Bitcoin Depot Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Corporation (hereinafter being referred to as the “Board of Directors”) as required by Section 151 of the DGCL on June 30, 2023:

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 50,000,000 shares of Preferred Stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”), and expressly authorizes the Board of Directors, subject to limitations prescribed by law, to provide, by resolution or resolutions for series of Preferred Stock out of unissued shares of Preferred Stock that have not been designated to a series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such shares; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the voting powers (if any), designations, powers, preferences, and relative, participating, optional, or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions of such shares.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Corporation to issue the Series A Convertible Preferred Stock (the “Series A Preferred”) and does hereby in this Certificate of Designation of Rights and Preferences of Series A Preferred Stock (this “Certificate of Designation”) establish and fix and herein state and express the designations, powers, preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations or restrictions, of such shares of Series A Preferred as follows:

Section 1 Designation and Amount. There shall be a total of 4,300,000 shares of Preferred Stock, par value $0.0001 per share, designated as Series A Preferred.

Section 2 Ranking. The Series A Preferred shall rank, with respect to rights as to dividends, distributions, redemptions and payments upon liquidation, dissolution and winding up of the Corporation (a) senior to all of the Common Stock and any other class or series of capital stock of the Corporation now or hereafter issued or authorized, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred as to dividends, distributions, redemptions and payments upon the liquidation, dissolution and winding up of the Corporation (such stock being referred to hereinafter collectively as “Junior Securities”), (b) on a parity basis with each other class or series of capital stock now or hereafter issued or authorized, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred as to dividends, distributions, redemptions and payments upon the liquidation, dissolution and winding up of the Corporation (such stock being referred to hereinafter collectively as “Pari Passu Securities”), and (c) on a junior basis with each other class or series of capital stock now or hereafter issued or authorized, the terms of which expressly provide that such class or series ranks on a senior basis to the Series A Preferred as to dividends, distributions, redemptions and payments upon the liquidation, dissolution and winding up of the Corporation (such stock being referred to hereinafter collectively as “Senior Securities”).

Section 3 Dividends.

(a) The holders of Series A Preferred shall be entitled to receive a dividend in respect of each such share of Series A Preferred, only if and when declared by the Corporation’s Board of Directors or any authorized committee thereof.

(b) Notwithstanding Section 3(a) above, the Series A Preferred shall, subject to Section 8(e), participate fully with respect to all distributions and dividends made to the holders of the Class A Common Stock and each holder of Series A Preferred shall receive the same dividend or distribution as if such shares of Series A Preferred were converted to shares of Class A Common Stock in accordance with Section 8 immediately prior to the applicable record date for such Class A Common Stock dividend or distribution, and the record date for the shares of Series A Preferred for any such dividend or distribution shall be the same as the applicable record date for the Class A Common Stock.

Section 4 Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, prior and in preference to any distribution or payment of any assets of the Corporation to the holders of any and all Junior Securities by reason of their ownership thereof, the par value $0.0001 per share plus accrued but unpaid dividends for each share of Series A Preferred held by such person. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 4, then the entire assets available to be distributed to the holders of Series A Preferred and Junior Securities shall be distributed ratably to all holders of shares of Series A Preferred (based on the respective amounts to which the holders would otherwise be entitled pursuant to the first sentence of this Section 4) prior to any distributions to holders of Junior Securities. Not less than five days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each share of Series A Preferred and each share of Common Stock in connection with such liquidation, dissolution or winding up.

Section 5 Voting Rights. Except as provided in Section 10 or as otherwise required by the DGCL, the Series A Preferred shall have no other voting rights.

Section 6 No Share Certificates. Notwithstanding anything to the contrary contained herein, no shares of Series A Preferred shall be issued in physical, certificated form. All shares of Series A Preferred shall be evidenced by book-entry on the record books maintained by the Corporation or the Transfer Agent as further described in Section 8(c)(iii).

Section 7 Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 8 Conversion. At any time after the date of issuance of each share of the Series A Preferred (the “Initial Issuance Date”), each share of Series A Preferred shall be convertible into validly issued, fully paid and non-assessable shares of Class A Common Stock (the “Conversion Shares”), on the terms and conditions set forth in this Section 8. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series A Preferred that have been converted pursuant to the terms of this Certificate of Designation shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to holders of the Series A Preferred from and after the time of their conversion.

(a) Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, each holder of any share of Series A Preferred shall be entitled to convert any portion of the outstanding Series A Preferred held by such holder into validly issued, fully paid and non-assessable Conversion Shares in accordance with Section 8(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Class A Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Class A Common Stock, the Corporation shall round such fraction of a share of Class A Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Corporation’s transfer agent (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Class A Common Stock upon conversion of any share of Series A Preferred.

(b) Conversion Rate. The number of Conversion Shares issuable upon conversion of any share of Series A Preferred pursuant to Section 8(a) shall be determined by dividing (x) (1) the Stated Value plus (2) all declared and unpaid dividends on such share of Series A Preferred as of such date of determination (the “Conversion Amount”) by (y) the Conversion Price (the “Conversion Rate”). The “Conversion Price” applicable to the Series A Preferred shall initially be equal to $10.00. Such initial Conversion Price, and the rate at which the shares of Series A Preferred may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided in Section 8(e).

(c) Mechanics of Conversion. The conversion of each share of Series A Preferred shall be conducted in the following manner:

(i) Conversion. To convert a share of Series A Preferred into Conversion Shares on any date (a “Conversion Date”), a holder shall deliver for receipt on or prior to 5:00 p.m., Eastern Time, on such date (X) to the Corporation, using the notice procedures set forth in Section 11, a copy (whether via electronic mail or otherwise) of an executed notice of conversion of the share(s) of Series A Preferred subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) and (Y) (i) to the Transfer Agent via mail or hand delivery, a fully and validly executed original stock power form duly endorsed by the holder and bearing a usual and customary medallion signature guarantee in a form acceptable to the Transfer Agent with respect to the Conversion Shares (the “Stock Power” and, together with the Conversion Notice, the “Conversion Documentation”) and (ii) to the Corporation, a copy (whether via electronic mail or otherwise) of the Stock Power and tracking information and/or evidence of delivery of the package containing the Stock Power. On or prior to 9:00 a.m., Eastern Time, on the first business day following the date of receipt of the Conversion Documentation, the Corporation shall transmit by electronic mail (A) to the Transfer Agent an instruction to the Transfer Agent, in the form attached hereto as Exhibit II, to process such Conversion Notice in accordance with the terms herein, including clauses (1) or (2) of this Section 8(c)(i), as applicable, and (B) to such holder, an acknowledgment of confirmation of receipt of such Conversion Notice, in the form attached hereto as Exhibit III. On or before the second business day following each date on which the Corporation has received the Conversion Documentation (or such earlier date as required pursuant to the Exchange Act, or other applicable law, rule or regulation for the settlement of a trade initiated on the applicable date of the Conversion Notice of such Conversion Shares issuable pursuant to such Conversion Notice) (the “Share Delivery Deadline”), the Corporation shall (1) if the Transfer Agent is participating in the Fast Automated Securities Transfer Program (“FAST”) and the Conversion Shares are available for resale under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise DTC-eligible, credit such aggregate number of Conversion Shares to which such holder shall be entitled pursuant to such conversion to such holder’s (or its designee’s) balance account with DTC through its Deposit/Withdrawal at Custodian system which will include causing the Corporation’s counsel to issue a legal opinion requesting that the restrictive legend concerning transfer restrictions of the Conversion Shares be removed and that the

Conversion Shares be transferred to the holder’s broker (nominee) account in DTC, or (2) if the Transfer Agent is not participating in FAST or the Conversion Shares are not available for resale under the Securities Act and not otherwise DTC-eligible, register such Conversion Shares on the Corporation’s share register and deliver evidence of the same to the holder (or its designee) (each of clauses (1) and (2), the “Conversion Procedures”). The person or persons entitled to receive the Conversion Shares issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Conversion Shares on the Conversion Date. For the avoidance of doubt and notwithstanding anything to the contrary in this Certificate of Designation, the Holder’s delivery of the Conversion Documentation pursuant to clause (X) and (Y) above after 5:00 p.m., Eastern Time, shall cause the Conversion Date to be considered as the following business day.

(ii) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reason, to satisfy the applicable Conversion Procedures on or prior to the applicable Share Delivery Deadline (a “Conversion Failure”), then, in addition to all other remedies available to such holder, (X) the Corporation shall pay in cash to such holder on each day after the Share Delivery Deadline that the issuance of such Conversion Shares is not timely effected an amount equal to 1% of the product of (A) the sum of the number of Conversion Shares not issued to such holder (or its designee) on or prior to the Share Delivery Deadline and to which such holder is entitled, multiplied by (B) any trading price of the Class A Common Stock selected by such holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Deadline, and (Y) such holder, upon written notice to the Corporation, may void its Conversion Notice with respect to all, or any portion, of such Preferred Shares that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 8(c)(ii) or otherwise. In addition to the foregoing, if there is a Conversion Failure and if on or after the applicable Share Delivery Deadline such holder acquires (in an open market transaction, stock loan or otherwise) shares of Class A Common Stock corresponding to all or any portion of the number of Conversion Shares issuable upon such conversion that such holder is entitled to receive from the Corporation but has not received from the Corporation in connection with such Conversion Failure (a “Buy-In”), then, in addition to all other remedies available to such holder, the Corporation shall, within two business days after receipt of such holder’s request and in such holder’s discretion, either: (I) pay cash to such holder in an amount equal to such holder’s total purchase price (including brokerage commissions, stock loan costs and other reasonable, actual, documented out-of-pocket expenses, if any) for the shares of Class A Common Stock so acquired (including, without limitation, by any other person in respect, or on behalf, of such holder) (the “Buy-In Cost”), at which point the Corporation’s obligation to (A) so register such Conversion Shares on the Corporation’s share register and deliver evidence of the same to the holder (or its designee) or credit to the balance account of such holder (or its designee) with DTC for the number of Conversion Shares to which such holder is entitled upon such holder’s conversion hereunder (as the case may be) and (B) to issue such Conversion Shares solely pursuant to the Conversion Notice with which the Conversion Failure is in connection shall terminate, or (II) promptly honor its obligation to so register such Conversion Shares on the Corporation’s share register and deliver evidence of the same to the holder (or its designee) or credit to the balance account of such holder (or its designee) with DTC for the number of Conversion Shares to which such holder is entitled upon such holder’s conversion hereunder (as the case may be) and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Cost over the product of (x) such number of shares of Class A Common Stock multiplied by (y) the lowest Closing Sale Price of the Class A Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Top-Up Amount”). Nothing herein shall limit the holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely satisfy the applicable Conversion Procedures upon the conversion of the Preferred Shares as required pursuant to the terms hereof.

(iii) Registration; Book-Entry. The Corporation (or the Transfer Agent, as custodian for the Preferred Shares) shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each share of Series A Preferred and the Conversion Amount and the Conversion Price of the Series A Preferred (the “Registered Preferred Shares”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each holder of the Series A Preferred shall treat each person whose name is recorded in the Register as the owner of a share of Series A Preferred for all purposes (including, without limitation, the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A Registered Preferred Share may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Preferred Shares by such holder thereof (a “Transfer”), the Corporation shall record the information contained therein in the Register and issue one or more new Registered Preferred Shares to the designated assignee or transferee pursuant to Section 6; provided that if the Corporation does not so record a Transfer of such Registered Preferred Shares within one Trading Day of such a request, then the Register shall be automatically deemed updated to reflect such Transfer. If the Corporation does not update the Register to record any adjustment to the Conversion Amount or Conversion Price within one Trading Day of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, the records of such holder establishing the number of shares of Series A Preferred to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. In the event of a Transfer from any Initial Holder to a Person that is not an Affiliate of such Initial Holder, the transferee shall not be entitled to the terms and provisions set forth in Sections 8(c)(ii) and 8(e) of this Certificate of Designation.

(d) Reservation of Shares. The Corporation shall at all times when any Series A Preferred shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

(e) Adjustments to Conversion Price.

(i) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Initial Issuance Date effect a subdivision of the outstanding Class A Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Class A Common Stock outstanding. If the Corporation shall at any time or from time to time after the Initial Issuance Date combine the outstanding shares of Class A Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Class A Common Stock outstanding. Any adjustment under this Section 8(e)(i) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Initial Issuance Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable, and

(2) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, as applicable, plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 8(e)(ii) as of the time of actual payment of such dividends or distributions.

(iii) Adjustments for Other Dividends and Distributions. Notwithstanding anything to the contrary stated herein, in the event the Corporation at any time or from time to time after the Initial Issuance Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a cash dividend or distribution payable in securities of the Corporation (other than a distribution of shares of Class A Common Stock in respect of outstanding shares of Class A Common Stock) or in other property, then and in each such event (x) the Corporation shall provide prompt notice to the holders of Series A Preferred and (y)(i) provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Class A Common Stock receivable thereupon, the kind and amount of securities of the Corporation or other property which they would have been entitled to receive had the Series A Preferred been converted into Class A Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8(e) with respect to the rights of the holders of the Series A Preferred or (ii) at the election of each holder of Series A Preferred, the Corporation shall deliver, simultaneously with the distribution to the holders of Class A Common Stock, a cash dividend or distribution of such securities or other property in an amount equal to the amount of such securities or other property such holder of Series A Preferred would have received if all of such holder’s outstanding Series A Preferred had been converted into Class A Common Stock on the date of such event.

(iv) Adjustment for Merger or Reorganization, etc. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not the Series A Preferred) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 9(e)(i), (ii) or (iii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon immediate conversion of one share of Series A Preferred immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series A Preferred, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred.

Section 9 Definitions.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Closing Sale Price” means for such security prior to 4:00 p.m., Eastern Time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P., or if the foregoing do not apply, the last trade price of such security in the principal trading market for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the Nasdaq Capital Market (or, if the Class A Common Stock is not then listed on the Nasdaq Capital Market, the principal other U.S. national or regional securities exchange on which the Class A Common Stock is then listed). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Common Stock” means, collectively, the Corporation’s Class A, Class B, Class M, Class O, Class V and Class E common stock, in each case, par value $0.0001 per share, and any capital stock of any class of common stock of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Initial Holders” mean the holders of Series A Preferred issued by the Corporation on June 23, 2023.

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, and including any successor, by merger or otherwise, of any of the foregoing.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred, $10.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred).

“Trading Day” shall mean any day on which trading in the Class A Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Class A Common Stock is then listed.

Section 10 Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of this Certificate of Designation (whether by merger, consolidation, or otherwise) shall be binding or effective without the prior written consent of the Board of Directors and each holder of Series A Preferred outstanding at the time such action is taken.

Section 11 Notices. Except as otherwise expressly provided hereunder (including, for the avoidance of doubt, any notices under Section 8), all notices referred to herein shall be in writing or by email and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service (including for hand delivery), charges prepaid, or by email and shall be deemed to have been given (and received) on the business day it is so mailed or sent, if sent before or at 5:00 p.m. Eastern Time, and on the business day after it is so mailed or sent, if sent after 5:00 p.m. Eastern Time, in either case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder). For the avoidance of doubt, in the case of Conversion Documentation delivered to the Corporation by a holder pursuant to Section 8, if the Conversion Documentation is sent at 5:00 p.m. Eastern Time on a business day it shall be deemed to have been received on such date.

Notices to the Corporation shall be sent to the below address, which may be updated from time to time by the Corporation:

Bitcoin Depot Inc.

2870 Peachtree Rd #327

Atlanta, Georgia, 30305

Email: brandon@bitcoindepot.com;

            glen.leibowitz@bitcoindepot.com

Attention: Brandon Mintz, President and Chief Executive Officer;

            Glen Leibowitz, Chief Financial Officer

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by a duly authorized officer this 30th day of June, 2023.

BITCOIN DEPOT INC.

By: /s/ Brandon Mintz
Name: Brandon Mintz
Title: President and Chief Executive Officer

[Signature Page to Certificate of Designation – Series A Preferred]

EXHIBIT I

BITCOIN DEPOT INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock of Bitcoin Depot Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred”), of Bitcoin Depot Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Aggregate number of Series A Preferred to be converted:

Aggregate Stated Value of such Series A Preferred to be converted:

Aggregate accrued and unpaid dividends with respect to such Series A Preferred and such aggregate dividends to be converted:

AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series A Preferred are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery of evidence of book-entry on Corporation’s share register:

Name:

Address:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows: DTC Participant:

Ex. I-1

DTC Number:

Account Number:

Date:

Name of Registered Holder

By: Name: Title: Tax ID: Facsimile: E-mail Address:

Ex. I-2

EXHIBIT II

INSTRUCTION TO TRANSFER AGENT

[See attached]

Ex. II-1

EXHIBIT III

ACKNOWLEDGMENT

The Corporation hereby acknowledges the Conversion Notice attached hereto and has directed                  to issue the indicated number of shares of Common Stock on such notice in accordance with the instructions dated                 , 20     from the Corporation.

BITCOIN DEPOT INC.

By:
Name:
Title:

Ex. III-1